EXHIBIT 11.01
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                                                      THE INDUS GROUP, INC.

                                              STATEMENT OF COMPUTATION OF PRO FORMA

                                                      NET INCOME PER SHARE

                                              (In thousands, except share amounts)

                                                           (Unaudited)

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                                                                             Three Months Ended            Six Months Ended
                                                                                  June 30,                     June 30,
                                                                        ----------------------------   --------------------------
                                                                            1996             1995         1996            1995
                                                                        -------------    -----------   -----------    -----------

Pro forma net income ................................................     $  2,051         $  1,172     $ 3,854         $ 3,483
                                                                         =============    ==========   ============    ==========
Shares used in per share computation:
     Weighted average outstanding ...................................       17,752           15,021      16,868          15,021
     Equivalent shares assumed to be outstanding had options granted prior to 1995 been exercised and used to repurchase shares at
       their then fair value ........................................        1,623            1,315       1,666           1,315
     Shares issued or shares reserved for options granted in 1995, which shares are assumed to be outstanding for all prior periods
       (as required by SEC Staff Accounting Bulletins Topic 4 D) ....            -              519           -             519
     Shares assumed to be outstanding equivalent to dividends in
       1995 ($9,516,659) divided by expected offering price
       ($15 per share) (as required by SEC Staff Accounting
       Bulletins Topic 1B) ..........................................            -              635           -             635
                                                                         -------------    ----------   ------------    ----------
                                                                            19,375           17,490      18,534          17,490
                                                                         =============    ==========   ============    ==========
Pro forma net income per share ......................................     $   0.11         $   0.07     $  0.21         $  0.20
                                                                         =============    ==========   ============    ==========

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